                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. __)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               SCHLOTZSKY'S, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

  5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount Previously Paid:
          2)  Form, Schedule or Registration Statement No.:
          3)  Filing Party:
          4)  Date filed:

                              SCHLOTZSKY'S, INC.
                             203 Colorado Street
                             Austin, Texas  78701


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held May 25, 2001


Dear Shareholder:

      You are invited to attend the 2001 Annual Meeting of the Shareholders of Schlotzsky's, Inc. (the "Company") to be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas on Friday, May 25, 2001, at 9:00 a.m. Central Time. Following a report on the Company's business operations, shareholders will act on the following:

1. The election of two Class C directors to the Board of Directors to serve until the 2004 Annual Meeting of Shareholders or until their respective successors have been duly elected or appointed;

2. The ratification and approval of the Board's selection of Grant Thornton LLP to serve as the Company's auditors for the 2001 fiscal year.

          The Board of Directors urges you to vote FOR the nominees to the Board
                                                   ---
and the ratification of the selection of the Company's auditors. The enclosed Proxy Statement includes information relating to these matters. Additionally, shareholders may be asked to transact such other business as may properly come before the meeting.

          All shareholders of record as of the close of business on April 6, 2001 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

          It is important that your shares be represented at the meeting.
Please mark, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. You may attend the meeting regardless of whether you have returned a proxy card. If you decide later that you want to vote your shares in person, you may do so at any time before the vote is called for at the meeting.

                            By Order of the Board of Directors,

                            JOHN C. WOOLEY

                            Chairman of the Board, President
                            and Chief Executive Officer


April 16, 2001

                              SCHLOTZSKY'S, INC.
                              203 Colorado Street
                             Austin, Texas  78701


                                PROXY STATEMENT

                                 INTRODUCTION

          The enclosed proxy is solicited by the Board of Directors of Schlotzsky's, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held May 25, 2001, at 9:00 a.m. Central Time, at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas 78701, and any adjournments thereof. All shares represented by proxies will be voted at the meeting in the manner directed thereon or, if no directions are made, the shares represented by such proxies will be voted for the election of the nominees for
                                          ---
director as noted on the enclosed proxy, and for the ratification and approval
                                             ---
of the selection of auditors made by the Board of Directors. The Board of Directors does not know of any other matters to be acted upon at the meeting. However, if any other matter properly comes before the meeting, the holders of the proxies will vote them in accordance with their best judgment. A shareholder may revoke a proxy at any time before it is voted by voting the shares in person at the Annual Meeting or by giving written notice to Schlotzsky's, Inc., Attention: Corporate Secretary, 203 Colorado Street, Austin, Texas 78701, stating that the proxy has been revoked.

          This Proxy Statement is first being mailed to the shareholders of the Company on or about April 16, 2001. It is contemplated that solicitation of proxies will be by mail only. The Company's directors, officers and employees (without any additional compensation other than out-of-pocket expenses) may also solicit proxies in person or by telephone, fax or email. Stockbrokers and other nominees will be requested to forward solicitation material to the beneficial owners of shares to request authority to execute proxies and will be reimbursed for their expenses. The Company will pay the expenses of soliciting proxies from its shareholders.

          Only shareholders, their proxy holders, and the Company's invited guests may attend the Annual Meeting. For admission to the meeting, shareholders who own shares of Common Stock in their own names should stop at the Annual Meeting registration table to have their ownership verified in the Company's record shareholder list. Those who have beneficial ownership of Common Stock that is held of record by a broker or other nominee (often referred to as holding in "street name") should also stop at the registration table to show account statements or letters from their brokers or nominees confirming they are beneficial owners of the Company's Common Stock as of the record date of the Annual Meeting.

          Shareholders who have registered their ownership of Common Stock with the Company's transfer agent, Computershare Investor Services, will receive this Proxy Statement and an enclosed proxy card directly from the transfer agent on behalf of the Company. Such record shareholders may vote by proxy or in person at the Annual Meeting as described in this Proxy Statement.

          Shareholders who hold Common Stock in "street name" will receive this Proxy Statement and a special voting instruction card from their stockbrokers or other nominees. As beneficial owners of Common Stock, "street name" shareholders have the right to direct their nominees how to vote and they are invited to attend the Annual Meeting. However, because they are not record shareholders, "street name" shareholders cannot vote their shares in person at the meeting.

                               QUORUM AND VOTING

          The close of business on April 6, 2001 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of such date, there were 7,311,163 shares of Company common stock, no par value ("Common Stock"), outstanding and entitled to vote at the meeting.

          The presence in person or by proxy of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum at the meeting. Each outstanding share of Common Stock is entitled to one vote on each matter properly presented at the meeting. Any abstentions or "broker nonvotes" (shares held by a stockbroker or other nominee who does not have express or discretionary authority to vote on a particular matter) will be counted as present at the meeting for the purpose of determining a quorum.

          Directors are elected by a plurality of the votes cast in the election; cumulative voting is not permitted. Therefore, at this Annual Meeting the two nominees who receive the most votes cast will be elected as directors. Abstentions and broker nonvotes will have the effect of neither a vote for nor a vote against any nominee.

          Ratification of the appointment of independent accountants, and approval of any other proposal that properly comes before the meeting, requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the meeting. Abstentions and broker nonvotes will have the effect of votes against the ratification of the appointment of independent accountants or other proposal.

          Shares of Common Stock held by the Company or any subsidiary of the Company will not be considered present or entitled to vote.


                          STOCK OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock, as of the close of business on April 6, 2001 (except as otherwise indicated), by each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, each current director of the Company, each executive officer included in the Summary Compensation Table, and all current directors and executive officers of the Company as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired within 60 days after April 6, 2001. The percentages are based upon 7,311,163 shares outstanding as of April 6, 2001, which excludes shares owned by the Company.

                                                                          Shares Beneficially Owned
                                                            --------------------------------------------------
                         Name                                        Number                Percent of Class
-------------------------------------------------------     ---------------------     ------------------------

Dimensional Fund Advisors, Inc.                                        626,650 (1)                         8.6%
Greenfield Capital Partners B.V.  ("Greenfield")                       442,441 (2)                         6.0%
Massachusetts Financial Services Company                               402,200 (3)                         5.5%
Azie Taylor Morton                                                      12,300 (4)                           *
Floor Mouthaan                                                         452,441 (5)                         6.2%
Raymond A. Rodriguez                                                    28,169 (6)                           *
John C. Wooley                                                         794,662 (7)                        10.9%
Jeffrey J. Wooley                                                      157,651 (8)                         2.2%
Richard H. Valade                                                        5,000 (9)                           *
Darrell W. Kolinek                                                    116,141 (10)                         1.6%
Joyce Cates                                                            41,999 (11)                           *
Monica Gill                                                             7,500 (12)                           *
--------------
All executive officers and directors as a group                     1,607,221 (13)                        21.0%
(eight persons)

-----------------
* Less than 1%

(1) Based on review of Schedule 13G, and current as of December 31, 2000. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(2) Includes 362,441 shares held by NethCorp Investments VI B.V. ("NethCorp"), of which Greenfield is the managing general partner, 50,000 shares held by CapCorp Investments N.V. ("CapCorp"), an affiliate of Greenfield, and 30,000 shares purchasable from the Company within 60 days after April 6, 2001 pursuant to warrants granted to Triad Media Ventures LLC, an affiliate of Greenfield. The business address for Greenfield is Janskerkhof 12, 3512 B.L. Utrecht, the Netherlands.

(3) Based on review of Schedule 13G, and current as of December 31, 2000. The address for Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(4) Includes 12,300 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options granted by the Company.

(5) Includes 362,441 shares held by NethCorp, and 50,000 shares held by CapCorp. Mr. Mouthaan is managing director of Greenfield, which is the managing general partner of NethCorp and an affiliate of CapCorp. Includes 30,000 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to warrants granted by the Company to Triad Media Ventures LLC, an affiliate of Greenfield. Mr. Mouthaan disclaims beneficial ownership of all such shares and warrants. Also includes 10,000 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options granted to Mr. Mouthaan by the Company. The business address of Mr. Mouthaan is Janskerkhof 12, 3512 B.L. Utrecht, the Netherlands.

(6) Includes 10,000 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options granted by the Company.

(7) Includes 1,142 shares held by a trust (the "Wooley Trust") for the benefit of John Wooley and Jeffrey Wooley, for which John Wooley is a trustee.

(8) Includes 1,142 shares held by the Wooley Trust, for which Jeffrey Wooley is a trustee.

(9) Includes 5,000 shares held in an investment account jointly owned by Mr. Valade and his wife.

(10) Includes 115,041 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options granted by the Company, of which 36,604 are owned by Mr. Kolinek's wife, in her capacity as an employee of the Company.

(11) Includes 41,999 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options granted by the Company.

(12) Includes 7,500 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options granted by the Company. Ms. Gill resigned from the Company effective March 31, 2000.

(13) Shares deemed to be beneficially owned by more than one executive officer or director have only been counted once in determining total shares beneficially owned by all executive officers and directors as a group. Includes 219,340 shares purchasable from the Company within 60 days of April 6, 2001 pursuant to options and warrants granted by the Company.

  A majority of the shares beneficially owned by John Wooley and Jeffrey Wooley are pledged to secure personal indebtedness. A change in control of the Company may result if a significant number of these shares are transferred upon foreclosure resulting from an inability to repay the debts secured by these pledges.


                             ELECTION OF DIRECTORS
                               PROXY PROPOSAL 1

  The Bylaws of the Company provide for a Board of Directors consisting of seven members divided into three classes, two of which have two directors each and one of which has three directors, each class serving three-year staggered terms. John L. Hill, Jr. retired from the Board of Directors effective December 31, 2000, and one other director resigned in 1999, leaving five directors on the Company's Board of Directors. Officers are elected by and serve at the discretion of the Board of Directors.

  John C. Wooley and Azie Taylor Morton, each a current member of the Board of Directors, have been nominated for re-election at the Annual Meeting to terms of office expiring in 2004. If either nominee for a director position becomes unavailable for election, discretionary authority is conferred by the enclosed proxy to vote for a substitute. Management of the Company has no reason to believe that either nominee will be unavailable for election.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF BOTH NOMINEES.
                                           ---

Directors and Executive Officers

The current directors and executive officers of the Company are:

                                                                              Present          Year First
                                                                               Term             Elected
            Name / Position with the Company                     Age          Expires           Director
---------------------------------------------------------    ---------    -------------    ----------------
Azie Taylor Morton(2)(3)                                            65             2001                1996
  Director
Floor Mouthaan(2)(3)                                                55             2003                1994
  Director
Raymond A. Rodriguez(2)                                             43             2002                1994
  Director
John C. Wooley(1)                                                   52             2001                1981
  Chairman of the Board, President and CEO
Jeffrey J. Wooley(1)                                                55             2002                1981
  Director, Senior Vice President and Secretary
Richard H. Valade                                                   52             N/A                 N/A
  Executive Vice President, Treasurer and CFO
Darrell W. Kolinek                                                  49             N/A                 N/A
  Senior Vice President, Restaurant Operations
Joyce Cates                                                         53             N/A                 N/A
  Senior Vice President, Franchise Operations


------------
(1) Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3) Member of the Compensation Committee.

  Azie Taylor Morton has been President of GRW Capital Corporation of Texas, a full service broker-dealer, since 1999, and prior to that she was Director of Marketing. Ms. Morton served in the federal government during the Kennedy, Johnson and Carter administrations, including her appointment as Treasurer of the United States in 1977, and she has served in local and state governments as well. She also was a franchisee and a member of the Board of Directors of Wendy's International, Inc. She is currently the Chair of the Board of Trustees of Citizens Funds, on which she has served since 1992.

  Floor Mouthaan has been the managing director of Greenfield, the managing general partner of NethCorp, since April 1995. He has also been a Director of Gold-Zack AG, a German investment banking firm, since May 2000. Mr. Mouthaan was the chief executive officer of Noro (Nederland) B.V., an international venture capital fund located in Zeist, the Netherlands, from July 1988 to March 1995.

  Raymond A. Rodriguez has been President of RAR Service Group, Inc., a financial services firm located in Glenview, Illinois, since June 1985. Mr. Rodriguez is an officer and principal shareholder of Barmar Enterprises, Inc., an area developer for the Company in the Chicago, Illinois area since June 1992, and has been an owner of two Schlotzsky's(R) Deli restaurants in Chicago since 1993, another in Northfield, Illinois since 1995, and a fourth in Gurnee, Illinois since 1998.

  John C. Wooley has served as Chairman of the Board and President of the Company since 1981 and as Chief Executive Officer since 1995. From 1974 to 1981, he participated in various real estate development and investment activities. Mr. Wooley earned a BBA in accounting in 1970 and a JD in 1974, both from The University of Texas at Austin.

  Jeffrey J. Wooley has served the Company as Vice President and Secretary since 1981 and as Senior Vice President since 1995. Mr. Wooley also served the Company as General Counsel from 1981 through 1997, and as Vice President from 1981 through 1995. Prior to 1981, Mr. Wooley was engaged in the private practice of law in Colorado and Texas. Mr. Wooley received a BA degree from Rice University in 1968 and a JD from The University of Texas at Austin in 1972. Jeffrey Wooley and John Wooley are brothers.

  Richard H. Valade has served as Executive Vice President, Treasurer and Chief Financial Officer of the Company since August 2000. Mr. Valade was an independent business/accounting consultant from September 1999 to August 2000. From September 1988 to September 1999, he was a Partner with Arthur Andersen LLP in Detroit, Michigan. Mr. Valade received a BBA degree from University of Michigan in 1971 and an MBA degree from The George Washington University in 1975. In May 1998, Mr. Valade made an offer of settlement to the Securities and Exchange Commission ("SEC") pursuant to which the SEC entered an order censuring Mr. Valade for issuing an unqualified audit report on 1992 financial statements for a drug store company without obtaining sufficient competent evidential matter concerning the existence of store inventory while Mr. Valade was the engagement partner at Arthur Andersen LLP for that company.

  Darrell W. Kolinek joined the Company in May 1980 as Operations Supervisor. He became Director of Franchise Services in 1991. Mr. Kolinek was appointed Vice President of Franchise Services in January 1995, Senior Vice President of Franchise Services in July 1995, Senior Vice President of Franchise Relations in February 1998, and Senior Vice President of Restaurant Operations in July 1999. Mr. Kolinek attended Southwest Texas State University.

  Joyce Cates joined the Company in July 1994 as Franchise Sales Administrator. In February 1995, she was appointed as Office Administrator. In December 1995,
she was promoted to Vice President of Corporate Administration.   In January
1998, she became Vice President of Executive Administration. In October 1999, she was named Vice President of Franchise Operations. In October 2000, she was named Senior Vice President of Franchise Operations.

Board Committees

  The Board of Directors has standing Audit, Compensation and Executive Committees.

  The Audit Committee annually recommends to the Board of Directors the appointment of independent accountants as auditors for the Company, reviews the scope and fees of the annual audit and any special audit and reviews the results with the auditors, reviews accounting practices and policies of the Company with the auditors, reviews the adequacy of the accounting and financial controls of the Company, and submits recommendations to the Board of Directors regarding oversight and compliance with accounting principles and legal requirements. The Audit Committee is comprised of Azie Taylor Morton, Floor Mouthaan and Raymond
A. Rodriguez.

  The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation of executive officers and the overall compensation policies of the Company and administers the Company's 1993 Stock Option Plan, as amended. The Compensation Committee is comprised of Azie Taylor Morton and Floor Mouthaan.

  The Executive Committee has authority to take any action which can be taken by the entire Board of Directors, except actions reserved to other committees or which may be taken only by the full Board of Directors under law or pursuant to the Company's Bylaws. The Executive Committee is comprised of John Wooley and Jeffrey Wooley.

  The Board of Directors held six meetings in person during fiscal year 2000. The Audit Committee met six times, the Compensation Committee met three times and acted by unanimous consent three times, and the Executive Committee did not meet but acted by unanimous consent 14 times. Each of the current directors attended at least 75% of the meetings of the Board of Directors and the meetings of the committees on which such director served.

Compensation of Directors

  Directors who are not officers or employees of, or consultants to, the Company receive a retainer of $1,000 per month, $1,500 for each meeting of the Board of Directors attended and $1,500 per committee meeting attended. Directors' expenses for attending meetings currently are not reimbursed by the Company.

  Under the Company's 1995 Non-employee Director Stock Option Plan (the "1995 Plan"), options to purchase 10,000 shares of Common Stock were automatically granted to two non-employee directors appointed or elected to the Board of Directors for the first time after August 31, 1995. The options have an exercise price equal to the fair market value of the Common Stock on the grant date, vest in three equal annual increments, and expire ten years after the grant date. In October 2000, the Board of Directors rescinded a previously approved resolution which would have increased the number of shares available for grant under the Directors Stock Option Plan and would have granted 10,000 stock options to each of the non-employee directors then in office.

    In January 2001, the Board of Directors approved resolutions granting 10,000 stock options under the Company's 1993 Stock Option Plan, as amended (the "1993 Plan"), to each of the non-employee directors of the Company then in office:
Azie Taylor Morton, Floor Mouthaan and Raymond A. Rodriguez. These options are exercisable from the grant date at the exercise price of $3.7406 per share, which was the fair market value of the Common Stock on the grant date as calculated pursuant to the 1993 Plan. Each of the non-employee directors abstained from voting with respect to the grant of options to himself. The Compensation Committee of the Board of Directors, which is designated as the Administrator of the 1993 Plan, ratified these grants of options, with each member of the Compensation Committee abstaining from voting with respect to options granted to himself.


                    RATIFICATION OF INDEPENDENT ACCOUNTANTS
                               PROXY PROPOSAL 2

  Upon recommendation of the Audit Committee, the Board of Directors has appointed Grant Thornton LLP as the Company's independent accountants to audit its financial statements for fiscal year 2001. Grant Thornton LLP served as the Company's independent accountants and provided certain tax and consulting services to the Company during fiscal year 2000. Although shareholder ratification of the appointment of independent accountants is not required, the Board of Directors has determined that it is an appropriate business practice to request such approval.

  The following table sets forth the aggregate amount of fees billed to the Company by Grant Thornton LLP for services rendered for fiscal year 2000. The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP was compatible with maintaining its independence.

Audit Fees                                                         $ 89,082
Financial Information Systems Design and Implementation Fees       $      0
All Other Fees                                                     $112,468

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF GRANT
                                             ---
THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                           SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1998, 1999 and 2000 to the Company's chief executive officer and each of the other executive officers as of December 31, 2000 (collectively, the "named executive officers").

                                                                                        Long-Term
                                                                                        Compensa-
                                                                                       tion Awards
                                                  Annual Compensation               -----------------
                                      --------------------------------------------     Securities
         Name and                                                  Other Annual        Underlying           All Other
    Principal Position        Year       Salary        Bonus       Compensation        Options (#)        Compensation
---------------------------  -------  ------------  -----------  -----------------  -----------------  -------------------
John C. Wooley                  2000      $247,120          -0-                -0-               -0-                  -0-
 Chairman of the Board,         1999      $225,000          -0-                -0-               -0-                  -0-
 President and CEO              1998      $183,034      $16,667                -0-        300,000 (1)                 -0-

Jeffrey J. Wooley               2000      $178,612          -0-                -0-               -0-                  -0-
 Director, Senior VP and        1999      $170,000          -0-                -0-               -0-                  -0-
 Secretary                      1998      $138,177          -0-                -0-        100,000 (2)                 -0-

Richard H. Valade (3)           2000      $ 84,375          -0-                -0-           100,000           $39,100 (4)
 Executive VP, Treasurer
 and CFO

Darrell Kolinek                 2000      $139,520          -0-                -0-            20,000                  -0-
 Senior VP, Restaurant          1999      $132,500          -0-                -0-             5,000                  -0-
 Operations                     1998      $121,840          -0-                -0-               -0-                  -0-

Joyce Cates                     2000      $ 97,472          -0-                -0-             1,000                  -0-
 Senior VP, Franchise           1999      $ 70,890          -0-                -0-             4,000                  -0-
 Operations                     1998      $ 57,435          -0-                -0-            20,000                  -0-

Monica Gill (5)                 2000      $107,203          -0-                -0-             7,500           $12,000 (7)
   Former Executive VP          1999      $130,000          -0-                -0-          7,500 (6)                 -0-
 and CFO                        1998      $103,883          -0-                -0-               -0-                  -0-
---------------------------

(1)  Options were canceled on April 21, 2000 at John C. Wooley's request.
(2)  Options were canceled on April 21, 2000 at Jeffrey J. Wooley's request.
(3)  Mr. Valade's employment with the Company began August 15, 2000.
(4) Includes $28,125 of consulting fees before employment with the Company and $10,975 of relocation expenses.
(5)  Ms. Gill resigned from the Company in fiscal year 2000.
(6)  Options expired in fiscal year 2000.
(7)  Includes $12,000 of consulting fees after employment with the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following stock options were granted in 2000 to the executive officers included in the Summary Compensation Table. The Company has not granted any stock appreciation rights.



                          No. of         % of Total                                                   Potential Realizable
                        Securities        Options                                                       Value at Assumed
                        Underlying       Granted to        Exercise or                                Annual Rates of Stock
                          Options        Employees         Base Price         Expiration             Price Appreciation for
        Name              Granted         In 2000         ($/Share)(1)           Date                      Option Term
--------------------    ----------       ----------       ------------        ----------        --------------------------------
                                                                                                     5%                10%
                                                                                                ------------      -----------------

Richard H. Valade             100,000           23.1%         $4.93125             08/15/10         $310,124               $785,914

Darrell W. Kolinek             20,000            4.6%         $6.31875             05/11/10         $ 79,477               $201,409

Joyce Cates                    20,000            4.6%         $6.31875             05/11/10         $ 79,477               $201,409

Monica Gill                     7,500            1.7%         $6.34375             04/21/03         $  7,500               $ 15,750

___________

(1) The fair market value of the Company's Common Stock (calculated according to the 1993 Stock Option Plan, as amended) was: $6.34375 on April 21, 2000; $6.31875 on May 11, 2000; and $4.93125 on August 15, 2000. The closing price per share of Common Stock on December 31, 2000 was $2.50.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  Set forth in the following table is summary information regarding all unexercised options as of the end of fiscal year 2000 for each of the executive officers included in the Summary Compensation Table. None of such executive officers exercised options in fiscal year 2000.



                                     Number of Securities                     Value of Unexercised
                                    Underlying Unexercised                    In-the-Money Options at
                                 Options at Fiscal Year-End(#)                Fiscal Year-End($)   (1)
                                 -----------------------------                ------------------------
          Name                Exercisable           Unexercisable          Exercisable         Unexercisable
 ---------------------  ---------------------  ---------------------  -------------------  -------------------
John C. Wooley                     -0-                    -0-                  -0-                  -0-
Jeffrey J. Wooley                  -0-                    -0-                  -0-                  -0-
Richard H. Valade                  -0-                100,000                  -0-                  -0-
Darrell W. Kolinek              30,104                 23,334                  -0-                  -0-
Joyce Cates                      8,999                 23,001                  -0-                  -0-
Monica Gill                      7,500                    -0-                  -0-                  -0-

___________

(1)  The closing price per share of Common Stock on December 31, 2000 was $2.50.

                             EMPLOYMENT AGREEMENTS

  As amended and restated effective January 1, 2001, the employment agreements of both John C. Wooley, the Company's President and Chief Executive Officer, and Jeffrey J. Wooley, the Company's Secretary and Senior Vice President include the following provisions: a rolling four-year term, to be automatically extended at the end of each year; base salary in 2001 of $300,000 for John Wooley and $225,000 for Jeffrey Wooley; base salary increase, up to 30% in 2002 and up to 100% in future years, based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization); cash bonus, up to 125% of salary in 2001 and up to 100% of salary in future years, based on the Company's EBITDA; 150,000 stock options to John Wooley and 100,000 stock options to Jeffrey Wooley to be granted on June 1, 2001, at the then-current market price and with immediate vesting, subject to Compensation Committee action and any post-grant approval by the Company's shareholders necessary to increase the shares issuable under the 1993 Plan; a benefit economically equivalent to the foregoing stock options, if the required Compensation Committee or shareholder action does not occur; payment of salary and other benefits for four years upon any termination of employment by the Company or upon certain events following a change in control of the Company; and repayment of certain loans from the Company to commence when certain personal guarantees by John Wooley and Jeffrey Wooley are released (see "Certain Relationships and Related Transactions" in this Proxy Statement).

    The employment agreement between the Company and Richard H. Valade, Executive Vice President, Treasurer and Chief Financial Officer, includes the following provisions: initial term of two years to be renewed automatically for successive one-year terms; base salary of $225,000 per year; other employment benefits; grant of 100,000 stock options; annual cash bonus pursuant to a formula to be determined at a later date; and payment of salary, bonus and other benefits for one year (or the remaining term) upon termination of employment by the Company without cause or upon certain events following a change in control of the Company.

    The employment agreements between the Company and both of the other executive officers provide for base salary, other employment benefits, and payment of salary and benefits for six months upon termination of employment by the Company without cause or for one year upon certain events following a change in control of the Company.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The directors, executive officers and certain shareholders of the Company are required under federal securities law to file reports with the Securities and Exchange Commission regarding their ownership of Company stock. The Company believes that all such persons complied with their filing requirements during fiscal year 2000.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       There are no relationships or transactions required to be reported in this section under the applicable securities regulations.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of the Directors is currently comprised of two non-employee directors. The Compensation Committee is responsible for reviewing salaries and benefits of the executive officers of the Company, outlining their job descriptions, establishing guidelines for performance, and making recommendations to the full Board of Directors regarding compensation for the executive officers.

  Compensation for executive officers of the Company has generally been based upon the following criteria: level of responsibility at the Company; individual performance and commitment to the Company; level of experience; the amount of compensation paid to executive officers of comparable companies; the amount of time and effort required by the position (both generally and for the fiscal year); contributions to the profitability of the Company; assessment of risks associated with losing the benefit of the individual's services; and number of years of service with the Company.

  The Compensation Committee has periodically obtained advice from independent consultants regarding the compensation of the Company's executive officers. Based on such advice, the Compensation Committee continued to apply in fiscal year 2000 an approach to executive compensation that includes three primary elements: base salary and other employment benefits at levels determined under the criteria described in the paragraph above; annual bonuses to certain executive officers based on the Company's financial performance; and stock option grants to certain executive officers to assure that their efforts are closely aligned with the interests of the Company's shareholders. In addition, during 2000 the Compensation Committee approved the execution of written employment agreements with certain officers who previously did not have such agreements.

  During 2000 and early 2001, the Compensation Committee took the following actions regarding the employment of both John C. Wooley, the Company's President and Chief Executive Officer, and Jeffrey J. Wooley, the Company's Secretary and Senior Vice President: in April 2000, at their request, canceled all stock options previously granted to them by the Company; in July 2000, amended their employment agreements to remove the previous cash bonus provision for the year 2000; and in January 2001, revised their employment agreements for 2001 and going forward, as described below. The revised employment agreements include the following provisions: a rolling four-year term, to be extended automatically at the end of each year; base salary in 2001 of $300,000 for John Wooley and $225,000 for Jeffrey Wooley; base salary increase, up to 30% in 2002 and up to 100% in each future year, based on the Company's EBITDA (earnings before interest, taxes, depreciation and amortization); cash bonus, up to 125% of salary in 2001 and up to 100% of salary in each future year, based on the Company's EBITDA; 150,000 stock options to John Wooley and 100,000 stock options to Jeffrey Wooley to be granted on June 1, 2001, at the then-current market price and with immediate vesting, subject to Compensation Committee action and any post-grant approval by the Company's shareholders necessary to increase the shares issuable under the 1993 Plan; a benefit economically equivalent to the foregoing stock options, if required Compensation Committee or shareholder action does not occur; payment of salary and other benefits for four years upon any termination of employment by the Company or upon certain events following a change in control of the Company; and repayment of certain loans from the Company to commence when certain personal guarantees by John Wooley and Jeffrey Wooley are released.

    During 2000, the Compensation Committee approved the terms of an employment agreement between the Company and Richard H. Valade, its new Executive Vice President, Treasurer and Chief Financial Officer, which includes the following provisions: initial term of two years to be renewed automatically for successive one-year terms; base salary of $225,000 per year; other employment benefits; grant of 100,000 stock options; annual bonus pursuant to a formula to be determined at a later date; and payment of salary, bonus and other benefits for one year (or the remaining term) upon termination of employment by the Company without cause or upon certain events following a change in control of the Company.

     During 2000, the Compensation Committee approved the terms of employment agreements between the Company and both of the other executive officers, Darrell
W. Kolinek and Joyce Cates. Such agreements provide for base salary, other employment benefits, and payment of salary and benefits for six months upon termination of employment by the Company without cause or for one year upon certain events following a change in control of the Company. The Compensation Committee also approved stock options for both of these executive officers in 2000.

                        Submitted by the Compensation Committee:

                        Azie Taylor Morton
                        Floor Mouthaan


                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee and the Board of Directors have approved a written Charter for the Committee, a copy of which is attached as Exhibit A to this Proxy Statement.

     The Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the fiscal year ended December 31, 2000. The Audit Committee also has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the Company's independent auditors as required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors their independence from the Company.

     Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                            Submitted by the Audit Committee:

                            Azie Taylor Morton
                            Floor Mouthaan
                            Raymond A. Rodriguez

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares the cumulative total return for the Company's Common Stock during the five year period ended December 31, 2000 to that of the Nasdaq Stock Market (U.S.) Index and the Standard & Poor's Restaurants Index. Each of the three measures of cumulative total return assumes a $100 initial investment and reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.


                       [PERFORMANCE GRAPH APPEARS HERE]


                                              Cumulative Total Return
                               -------------------------------------------------
                                12/95    12/96   12/97   12/98   12/99    12/00

SCHLOTZSKY'S INC.              100.00    97.56  142.68   96.34   64.63    24.39

NASDAQ STOCK MAREKET (U.S.)    100.00   123.04  150.69  212.51  394.92   237.67

S & P RESTAURANTS              100.00    98.80  106.09  166.25  169.13   152.64

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     John C. Wooley and Jeffrey J. Wooley have personally guaranteed obligations of the Company to various lenders and lessors. The Company has agreed to indemnify both of them against liabilities, costs and expenses they may incur under such guarantees. The approximate total amount of the guaranteed obligations was $1,183,000 at December 31, 2000.

     John Wooley and Jeffrey Wooley signed various promissory notes to the Company to evidence obligations owed to predecessor entities. As amended, these loans accrue interest at 8% per year as long as certain personal guarantees (described above) by John Wooley and Jeffrey Wooley in favor of the Company remain outstanding, and then convert to a five year term. The largest aggregate amount of such indebtedness during 2000, and the balance of these loans as of December 31, 2000 was approximately $130,519 for John Wooley and $266,043 for Jeffrey Wooley.

     Third & Colorado, L.L.C. ("T&C"), which is owned by John Wooley and Jeffrey Wooley, is the borrower under a term loan and a line of credit from the Company, secured by mortgages on a parcel of land in Austin, Texas previously sold by the Company to T&C's predecessor-in-interest. As amended, both loans accrue interest at 8% per year as long as certain personal guarantees (described above) by John Wooley and Jeffrey Wooley in favor of the Company remain outstanding, and then convert to a ten year term. The largest aggregate amount of such indebtedness during 2000, and the balance of these loans as of December 31, 2000, was $840,945.

     T&C leases to the Company approximately 29,410 square feet of office space, and 11,948 square feet of storage space, in Austin, Texas for the Company's corporate headquarters. Under the terms of the lease, the Company pays annual net rental of $12.95 per square foot for the office space and up to $2.50 per square foot for the storage space, for a term of ten years beginning November 1997.

     Raymond Rodriguez, a director of the Company, owns interests in the area developer for and several franchisees in the Chicago area. During 2000, the Company paid the area developer approximately $148,461 as its contractual share of franchise fees and royalties, and the franchisees paid the Company approximately $712,611 in royalties. The Company believes that the terms of the area development agreement and the franchise agreements with the entities affiliated with Mr. Rodriguez are as favorable to the Company as those with other area developers or franchisees.

     Floor Mouthaan, a director of the Company, is also a director and officer of Gold-Zack AG and Greenfield Capital Partners, Inc., which are affiliates of Triad Media Ventures LLC ("Triad"). In February 2001, the Company granted to Triad warrants to purchase 30,000 shares of the Company's Common Stock at an exercise price of $4.50 per share. The warrants were granted in connection with a loan from Triad to Schlotzsky's National Advertising Association, Inc. and Schlotzsky's N.A.M.F., Inc., which are affiliates of the Company, in the principal amount of $3,000,000 to fund the purchase of certain cable television advertising rights. The grant of warrants was approved by the disinterested members of the Board of Directors and was determined to be on terms no less favorable to the Company than those available from unaffiliated third parties.

     Bonner Carrington Corporation European Market ("BCCEM"), an affiliate of Bonner Carrington Corporation ("BCC"), is the master licensee of the Company for Germany, France and certain other territories. In connection with such master licenses, BCCEM has executed promissory notes payable to the Company. As amended, the notes bear interest at 9% per annum and provide for installment payments of principal and interest through December 2007. The largest aggregate amount of indebtedness during 2000, and the balance outstanding on December 31, 2000, owed by BCCEM to the Company under such notes was $824,976. The Company owns a 7.5% preferred stock interest in BCCEM, has an option to acquire an additional 10% preferred stock interest in BCCEM, and has options to acquire BCCEM and its territories at predetermined prices through

December 2011. The Company also holds a promissory note executed by BCC. The largest aggregate amount of such indebtedness during 2000, and the balance outstanding on December 31, 2000, owed under such note was $472,638. Prior to and during part of fiscal year 2000, BCC managed properties owned by T&C, including the office and storage space in Austin, Texas leased by the Company.

     Certain of the transactions described above were entered into between related parties and therefore were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. During fiscal year 2000, the Company did not, and in the future will not, enter into any transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest, unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are determined to be on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.


                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any shareholder who wants to present a proposal at the 2002 Annual Meeting (including nominations to serve on the Board of Directors) or who wants such proposal to be considered for inclusion in the Company's proxy statement for that meeting must deliver written notice to the Company between November 17, 2001 and December 17, 2001. Such notice would need to comply with the requirements of federal securities regulations and the Company's Bylaws and it must be delivered to the following address: Schlotzsky's, Inc., Attention:
Corporate Secretary, 203 Colorado Street, Austin, Texas 78701. A copy of the Bylaws is also available by writing to such address.


                         ANNUAL REPORT TO SHAREHOLDERS

     The Company has arranged for a copy of its Annual Report to Shareholders for fiscal year 2000, which includes the annual report on Form 10-K, to be mailed to each record shareholder and each beneficial owner with this Proxy Statement. A RECORD SHAREHOLDER OR BENEFICIAL SHAREHOLDER MAY ALSO OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K AT NO CHARGE, OR A COPY OF EXHIBITS THERETO FOR A REASONABLE CHARGE, BY WRITING TO SCHLOTZSKY'S, INC., INVESTOR RELATIONS, 203 COLORADO STREET, AUSTIN, TEXAS 78701.


                          FORWARD-LOOKING STATEMENTS

     This Proxy Statement may contain "forward-looking statements," as defined under federal securities laws. Any such statements reflect the Company's expectations based on current information. Actual future results may be materially different because of various risks and uncertainties, including those identified in the Company's Form 10-K and other filings with the Securities and Exchange Commission.

Exhibit A

                              SCHLOTZSKY'S, INC.
                            AUDIT COMMITTEE CHARTER


1.   Membership.  The Audit Committee is a committee of the Board of Directors
     ----------
of Schlotzsky's, Inc., comprised of at least three members. Each member of the Audit Committee shall be qualified as "independent" as defined by applicable Nasdaq rules, or shall qualify under the exceptions provided in such rules.
Each member of the Audit Committee shall be able to read and understand fundamental financial statements upon appointment to the Audit Committee or within a reasonable time thereafter. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such member's financial sophistication. The determination of each member's qualifications to serve on the Audit Committee under this section of the Charter shall be made by the Board of Directors.

2. General Responsibilities.    The Audit Committee shall be responsible for:
   ------------------------

   (a)  reviewing the scope of the annual audit and any special audits;

   (b) reviewing with the independent auditors the corporate accounting practices and policies and recommending to whom reports should be submitted within the Company;

   (c)  reviewing with the independent auditors their final report;

   (d) reviewing with internal accounting officers and independent auditors overall accounting and financial controls;

   (e) being available to the independent auditors during the year for consultation purposes;

   (f) reviewing the performance of the independent auditors and making recommendations to the full Board of Directors concerning the engagement of the auditors; and

   (g) submitting actions for consideration by the full Board of Directors, together with recommendations, in order to facilitate adequate oversight and compliance with applicable accounting principles and legal requirements.

3. Particular Responsibilities.  In addition to its general responsibilities,
   ---------------------------
the Audit Committee shall be responsible for:

   (a) ensuring the receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Standard No. 1 issued by the Independence Standards Board applicable to the auditors;

   (b) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

   (c) taking, or recommending that the Board of Directors take, appropriate action to oversee the independence of the independent auditors;

   (d) taking, or recommending that the Board of Directors take, action to select, evaluate, and replace (when appropriate) the independent auditors (or to nominate the auditors to be proposed for shareholder approval in any Proxy Statement), in recognition of the auditors' ultimate accountability to the Board of Directors and the Audit Committee;

   (e)  reviewing, at least annually, the adequacy of this Charter;

   (f) reviewing with the independent auditors and with the Company's management the annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing such statements, prior to the filing of the Form 10-K or 10-Q with the Securities and Exchange Commission, said review to include the items required by Statements on Auditing Standards 61 or 71, as applicable;

   (g) preparing a report of the Audit Committee to be included in the Proxy Statement of the Company in connection with each annual meeting of shareholders.

4.   Applicability of Bylaws.  The description of authority of the Audit
     -----------------------
Committee set forth in this Charter is subject in its entirety to the limitations set forth in the Company's Bylaws, as the same may be amended from time to time, including but not limited to Section 4.7 thereof. In addition, the provisions of Sections 4.1 through 4.6 of the Bylaws shall govern the calling, conduct and actions of the Audit Committee as fully as if the word "Committee" had been used in lieu of the phrase "Board of Directors" therein for all intents and purposes.

PROXY                                                                      PROXY

                              SCHLOTZSKY'S, INC.
          This Proxy is Solicited on Behalf of the Board of Directors


The undersigned hereby appoints Jeffrey J. Wooley and Darrell Kolinek, or either or them, as Proxies, each with full power of substitution, to represent and to vote, as designated below, all shares of Common Stock of Schlotzsky's, Inc. (the "Company") held of record by the undersigned on April 6, 2001, at the Annual Meeting of Shareholders to held on May 25, 2001, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


                 (Continued, and to be signed on reverse side)


                          /\ FOLD AND DETACH HERE /\

                              SCHLOTZSKY'S, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /


[                                                                              ]
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES
                             AND "FOR" PROPOSAL 2.


1.  ELECTION OF DIRECTORS                              For All
                                        For  Withheld  Except
(INSTRUCTION: To withhold authority     / /    / /      / /    _________________
to vote for any individual nominee,                            Nominee Exception
mark the oval "For All Except" and
write that nominee's name in the
space provided.)
(01) John C. Wooley
(02) Azie Taylor Morton


2.  Proposal to ratify and approve
    selection of Grant Thornton LLP     For  Against  Abstain
    as auditors                         / /    / /      / /

In their discretion, the Proxies are
authorized to vote upon such business
as may properly come before the
meeting or any adjournment thereof.





Please sign exactly as name appears on this proxy card.
When shares are held by joint tenants, both should sign.

Dated____________________________________________, 2001

Signature______________________________________________

Signature if held jointly______________________________

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full name by President or other authorized officer. If partnership, please sign partnership name by authorized person.


                          /\ FOLD AND DETACH HERE /\

              PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                    PROMPTLY, USING THE ENCLOSED ENVELOPE.